Exhibit 99.3

CORPORATE PARTICIPANTS

Ken Hunt

VASCO Data Security International - Chairman, CEO

Jan Valcke

VASCO Data Security International - President, COO

Cliff Bown

VASCO Data Security International - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Brian Freed

Morgan Keegan - Analyst

Daniel Ives

FBR - Analyst

Fred Ziegel

Mackinac Research - Analyst

Joe Maxa

Dougherty & Company - Analyst

Marc Balcer

Bluefin - Analyst

Scott Zeller

Needham & Company - Analyst

Rob Owens

Pacific Crest - Analyst

Kathy Egbert

Jefferies & Company - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security Inc. Q1 2009 conference call. (Operator instructions) I would now like to turn the conference over to your host today, Mr. Kendall Hunt, Founder, Chairman and CEO. Please go ahead, sir.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Operator. My apologies for starting the conference call a few minutes late. We had some connectivity problems.

Good morning, everyone. For those listening in from Europe, good afternoon. And from Asia, good evening. My name’s Ken Hunt I’m the Chairman, Founder, and CEO of VASCO Data Security International Inc. On the call with me today are Jan Valcke our President and Chief Operating Officer and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, and similar words, is forward-looking and these statements involve risks and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today, we are going to review the results for the first quarter of 2009. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I’d like to budget one hour total for this conference call. If you can limit your questions to one or two it would be appreciated.

As expected, the first quarter of 2009 was very challenging. But also as expected, we were able to remain profitable while continuing to make substantial investments in new products and increasing our focus on marketing events, which has resulted in a significant number of new customers.

In Q1, revenues were $23.2 million, a decrease of 20% over first quarter of 2008. Q1 2009 was also our 25th consecutive positive quarter in terms of operating income and operating cash flow.

Our gross profit for the quarter was 72% of revenue. And our operating income was 20% of revenue. During the quarter, we sold an additional 357 new accounts, including 51 new banks and 306 new enterprise security customers. This compares to Q4 2008 in which we sold 37 new banks and 318 new enterprise security customers, a positive trend for 2009.

Compared to the first quarter a year ago, we sold 591 new accounts, including 71 banks and 520 enterprise security customers. We now have approximately 8,500 customers, including 1,250 banks in more than 100 countries.

As we stated last quarter, VASCO’s focus for 2009 is profitability. When the impact of the financial crisis and the global recession became clear, management took decisive action in order to safeguard shareholder value. We initiated a cost containment program to ensure that we minimized the real growth in our expenses, while staying focused on the most important areas for our future.

We are reporting a 16% decrease in operating expenses for the first quarter of 2009 over the first quarter of 2008, which reflects a benefit from our cost containment programs, beneficial changes in currency rates, and the reversal of reserves for long-term incentives where it is not likely that our targets will be achieved. Cliff will discuss these items in more detail in his comments.

The Company also decided to focus its efforts on its more mature markets in EMEA, Southeast Asia, and on the swiftly growing economies of the so-called BRIC countries, Brazil, Russia, India, and China. During my visits to India and Brazil in Q1, I was impressed by the positive attitude, professionalism, and vison of our customers and partners in those countries.

VASCO’s not been immune from the economic situation. Few companies have been. Nevertheless, with our strong fundamentals, including a healthy cash position, no debt, and 25 consecutive profitable quarters, we believe that we are prepared to weather the storm. We are also ready to take advantage of any business opportunities that might arise during these challenging times. Despite these challenging times, we see some encouraging signs in the future.

In our traditional markets, we see that the number of new banking customers started to pick up during Q1. We believe that this trend will continue. Our enterprise security revenue remains fairly steady, giving us our successful business mix of large orders with small margins in banking and smaller orders with higher margins in enterprise security.

We also see some new markets emerging. At the end of Q1, we announced that the customers of video game company Square Enix were able to secure their avatars with VASCO’s DIGIPASS and VACMAN. With Square Enix game Final Fantasy 11 and the earlier announced World of Warcraft game by Blizzard Entertainment, VASCO is proud to state that two of the most popular Internet gaming companies use VASCO’s strong authentication to secure many of their gamers’ accounts.

You are probably asking what VASCO will do to maintain the Company’s success during the remainder of 2009. Our plan is pretty straightforward. We will keep working hard to make sure that the Company does not only weather the storm, but emerges even stronger once the economy picks up. Therefore, we must keep our cost containment program in place without jeopardizing the Company’s flexibility and ability to act quickly when opportunities arise.

We believe in the long-term viability of the global economic system. We believe that the worldwide economy will eventually turn to the positive and we will be ready to take advantage of it when it does. We will continue to focus on our most productive markets, be selective in making new investments and maintain our focus on containing our costs and as a result, expect to be profitable throughout 2009.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International - President, COO

Thank you, Ken. Ladies and gentlemen, Q1 was a challenging quarter due to the recession and the financial crisis. Nevertheless, we are proud that the first quarter was a profitable quarter for VASCO. This means that our business model and our business mix is robust enough to keep the Company profitable even in times of recession. As a result, we will maintain our cost containment program without going to a stage of cost cutting.

As you remember, we invested heavily in people during 2008. All those new people are fully integrated in our Company now. The combination of experienced veterans and new recruits will allow us to take advantage of any opportunity within our areas of focus. It also allows our Company to be ready for the future when the markets pick up again.

Our investment in 2008 and continued investment in 2009 in products and solutions is also helping us a lot this year. Thanks to the strengthening of our server and software products and the introduction of our new PKI products, we are able to maintain a very high gross margin. Our extended product range also allow us to enter markets that we were not able to address before.

In our markets, we see some important trends. Our existing banking customers are emptying their stock of DIGIPASS authentication products. Due to the effects of the financial crisis, they order new products in a conservative way. This means that we see more, but smaller orders from our customers instead of one or two big orders a year, as was the case in the past. We are convinced that this part of market will gain new momentum in the mid-term.

We have seen an increase of number of new banks in the first quarter of 2009 compared with Q4 2008. This is mainly due to the high number of low budget, yet high value marketing actions we organized worldwide. We will continue this page and this formula in the future on a global scale.

In enterprise security, we have experienced a status quo with regards to new customers. We have noticed that last deployment in enterprise security are delayed, probably due to the recession. Thanks to our business mix, this fact doesn’t really hurt us.

In addition, we are seeing the emergence of new application security verticals, such as e-gaming. As mentioned by Ken earlier, we announced another customer in that niche, the Japan-based company Square Enix.

In conclusion, we believe that the investments we have made in people and products have positioned us well during the period of economic uncertainty and are the key factors in helping us remain profitable. Despite the change in buying patterns of our existing customers, which has contributed to the current decline in our revenues, we are continuing to see strong interest in our products.

We believe that we cannot only remain profitable during this difficult period, but also take advantage of opportunities that present themselves. As a result, we expect to strengthen our leadership position in the authentication market. Thank you.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Jan. At this time I’d like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International - EVP, CFO

Thank you, Ken. And welcome to everyone on the call. As noted earlier by Ken, revenues for the first quarter of 2009 were $23.2 million, a decrease of $5.8 million or 20% from the first quarter of 2008. The decrease in revenue for the first quarter reflected a decrease of 25% from the banking market, partially offset by a 1% increase from the enterprise security market.

The comparison of revenues in Q1 2009 to Q1 2008 was negatively impacted by the stronger US dollar in 2009. We estimate that revenues would have been $1.9 million or 8% higher than reported had the exchange rates in the first quarter of 2009 been the same as in the first quarter of 2008.

The distribution of our revenue in the first quarter of 2009 between our two primary markets was approximately 75% from the banking market and 25% from enterprise security. In the first quarter of 2008, approximately 80% came from the banking market and 20% came from the enterprise security market.

The geographic distribution of our revenue in the first quarter of 2009 was approximately 71% from Europe, 5% from the United States, 12% from Asia, and the remaining 12% from other countries.

For the first quarter of 2008, 67% of the revenue was from Europe, 8% was from the United States, 11% from Asia, and 14% from other countries.

Gross profit as percentage of revenue for the first quarter of 2009 was approximately 72% and compares to 69% for the first quarter of 2008. The increase in gross profit as a percentage of revenue is primarily attributed or related to the higher percentage of our revenue that came from the enterprise security market and lower non-product related costs, both of which were partially offset by the effect of currency.

Our non-hardware revenues was approximately 20% of total revenue in both the first quarter of 2009 and 2008. As mentioned earlier, revenue from our enterprise security market, which generally has margins that are 25 to 30 percentage points higher than in the banking market was 25% of our total revenue in Q1 2009 compared to 20% in Q1 of 2008.

Operating expenses for the first quarter of 2009 were $12 million, a decrease of $2.2 million or 16% from the first quarter of 2008. Operating expenses for the first quarter of 2009 reflected the reversal of approximately $2 million of accruals that had been established in prior years for long-term incentive based compensation plans, but it is no longer likely that the performance targets will be met.

The reversal of the accruals was partially offset by $307,000 of expense related to awards made in 2009 and prior years under similar equity incentive plans. In the first quarter of 2008, we’d recorded to $670,000 of expense related to awards under the equity incentive plans.

The comparison of operating expenses in Q1 2009 to Q1 2008 was also positively impacted by the stronger US dollar in 2009. We estimate that expenses were $1.4 million or 11% lower than they would have been had the exchange rates in the first quarter of 2009 been the same as in the first quarter of 2008.

Operating expenses decreased $898,000 or 12% in sales and marketing, $247,000 or 9% in research and development, and $912,000 or 26% in general and administrative when compared to the first quarter of 2008.

The majority of the decrease in sales and marketing area is related the adjustment of the long-term incentive plan accruals. Expenses in the first quarter of 2009, including the benefit of currency related to sales, staff, and marketing programs were comparable to the first quarter of 2008. Expenses related to the recently opened sales offices, primarily in Brazil, Japan, and India, were $312,000 or 155% higher in the first quarter of 2009 than they were in the first quarter of 2008.

Similar to the change in sales and marketing expense, the decrease in research and development in Q1 2009 compared to Q1 2008 was primarily related to the adjustment of the long-term incentive plan accruals. Expenses in the first quarter of 2009, again including the benefit of currency related the R&D staff, were approximately 7% higher than in the first quarter of 2008.

The decrease in general and administrative expenses reflected the benefit of the adjustment in the long-term incentive plan accruals as well as lower recruiting costs, purchase services expenses, and professional fees. Expenses in the first quarter of 2009, including the benefit of currency related to the G&A staff were approximately 12% higher than in the first quarter of 2008.

As previously noted by Ken and Jan, our expenses reflect the benefits of our cost containment programs. We have continued to maintain the investment we made in prior years in the infrastructure needed to support our future growth and realized expense reductions in other areas. Overall, the benefit of the change in currency rates has been more than offset by the full year effect of increases in head count in 2008.

Operating income for the first quarter of 2009 was $4.7 million, a decrease of $1.1 million or 19% from the first quarter of 2008. Operating income as a percentage of revenue or operating margin was 20% for both first quarter of 2009 and 2008.

The Company reported income tax expense of $1.2 million for the first quarter of 2009 compared to $1.5 million for the first quarter of 2008. The effective rate was 25% for the first quarter of 2009 compared to 23% as reported for the first quarter of 2008. The effective rates for both periods reflect our estimate of our full year tax rate at the end of each respective period.

The increase in the tax rate is primarily attributable to the reduction in pre-tax profits. Under our current structure, our effective tax rate will very — will be very sensitive to the level of pre-tax income. As pre-tax income increases, we expect the effective rate to decline. And as pre-tax income decreases, the effective rate will increase.

Earnings before taxes, interest depreciation, and amortization, EBITDA, or operating cash flow, if you will, was $5.3 million for the first quarter of 2009 and is 24% lower than the $7 million reported for the first quarter of 2008.

The make up of our workforce as of March 31, 2009 was 309 people worldwide, with approximately 165 in sales, marketing, and customer support, 96 in research and development, and 48 in general and administrative. The average head count for the first quarter of 2009 was 66 persons or 27% higher than the average head count in the first quarter of 2008.

Turning for a moment to the balance sheet, our net cash balance and working capital both decreased nominally from December 31, 2008. During the first quarter of 2009, our cash balance decreased by $385,000 or less than 1% to $57.3 million from $57.7 million at December 31, 2008.

Our working capital decreased $678,000, also less than 1%, to $75.3 million from $75.9 million at December 31, 2008. We had no debt outstanding at either March 31, 2009 or December 31, 2008.

Finally, our day sales outstanding and accounts receivable increased from 79 days at December 31, 2008 to 84 days at March 31, 2009. The increase of DSO as primarily relates to the lower level of average daily sales in the first quarter of 2009 compared to the first quarter of 2008.

Thank you for your attention. I’d like to now turn the meeting back to Ken.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Cliff. Summing up, we expect to be profitable in 2009 through focus and execution. We will continue to invest in our marketing activities, our people, and our infrastructure, while containing our costs. In light of the continued uncertainty in the market, VASCO will continue to temporarily discontinue providing annual guidance.

At this time, we’ll open up the call for your questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator instructions) Our first question comes from the line of Brian Freed, Morgan Keegan.

Brian Freed - Morgan Keegan - Analyst

Good morning. Thanks for taking my question. Really I have two of them. First, on the reversal. Kind of back of the envelope, looks like it was $0.04 to $0.05 incremental to the quarter, depending on what tax rate. Is that calculation consistent? And what does that imply for your kind of go-forward operating expenses? Is more like a $14 million quarter run rate rational?

And then secondly, with respect to market share, EMC reported this morning RSA was actually up about 5% year-over-year. Can you kind of comment about what you’re seeing in the market? Do you feel like you’re losing share versus RSA? Or do you think it’s a mix shift within the market? Just kind of give me your color there.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Brian. I’ll have Cliff answer the first question. And Jan, you address the second question about market share competition.

Cliff Bown - VASCO Data Security International - EVP, CFO

Yes. Brian, related to the impact of earnings per share, we computed the adjustment for the first quarter to be about $0.055 a share. So, you’re in the right ballpark with the numbers that you are looking at. Given the sensitivity of our tax rate as those monies came back to income, our tax rate moved down. So, there is a netting effect of the two pieces.

In terms of the long-term run rate, you should take that (inaudible) add it back to the expense base and (inaudible). In spending plans, I really can’t comment on whether $14 million is (inaudible). But if you took the $12 million we did report in the quarter, added the $2 million back, you would be at least at that level.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, would you address the question about market share competition?

Jan Valcke - VASCO Data Security International - President, COO

Sure, thank you. Well, first of all, if we compare ourself to RSA, there are some difference of course in our business. In the banking market — the banking market we mean here e-banking application or security for e-banking application — we don’t see so much RSA as a competitor. And secondly, in the enterprise security where of course we have heavy competition with RSA, we see also that there’s not so much a decrease in our business.

Of course, I can’t compare to the total number of RSA as RSA is doing all the things in only authentication. But again, in the enterprise security, it is a quite stable business. It is really in the banking business that we have suffered in the first quarter. That is mainly due to customers — the banking customers who are in fact reducing their inventory and only placing orders for short-term needs.

Brian Freed - Morgan Keegan - Analyst

Okay. And as a follow-up to that, you guys didn’t seem to see the downturn on the banking side as fast as some others. I think that’s primarily due to your international exposure. Based on that do you think you’ll probably be a little bit slower to recover? Or do you think the recovery will probably be consistent with when the US banks turn?

Ken Hunt - VASCO Data Security International - Chairman, CEO

I’ll address that. I think that what we’ve noticed is a different buying pattern by our banks. A conservative buying pattern. Instead of giving us — a large bank giving us a purchase order for 12 months where there might be four call offs or sub (inaudible) large purchase order, their buying pattern now is to use up the inventory of physical DIGIPASSs that they might have and order in smaller orders perhaps enough supply for one quarter.

Around the world, we haven’t seen the kinds of write offs and problems that we’ve seen here in the United States and perhaps London. But that’s still our — the UK. It still doesn’t mean that the banks aren’t kind of emotionally caught up by what’s happening elsewhere in the world and thus they’re — even though they’re continuing to move forward on their banking, online banking initiatives, certainly they’re buying patterns have changed as I’ve just described.

I’d say generally speaking we are optimistic about what we see in the market. Trends in the market (inaudible) up quarter-over-quarter. So, I describe our tone as generally optimistic about the banking community.

Jan, anything you want to add to that?

Jan Valcke - VASCO Data Security International - President, COO

No, (inaudible). I would like only to say that I do agree that we cannot compare the US banking market — we cannot compare that with the rest of the world.

Brian Freed - Morgan Keegan - Analyst

Okay, thank you.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Thank you.

Operator

Our next question comes from the line of Daniel Ives with FBR.

Daniel Ives - FBR - Analyst

Yes, on backlog. I mean I know you don’t give that number, but can — did that kind meet internal expectations? How has that trended quarter-over-quarter?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Backlog?

Daniel Ives - FBR - Analyst

Yes.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Well, backlog as we’ve described it in the past has always been what is under firm PO. Under a firm purchase order. And certainly that number has changed. I don’t know that it’s one way or the other met our expectations. It is what it is. And the backlog is smaller relatively speaking because of what I described a few minutes ago. The buying patterns of the banks.

The larger banks particularly instead of ordering 12 month’s worth of goods and then taking sub shipments in one quarter, they are ordering smaller orders. So, indeed because of that when we look at firm POs or firm backlog, the backlog is smaller.

Daniel Ives - FBR - Analyst

So, have you had customers in this quarter go back to you and be like well, we want to kind of tone it down. We want less. I mean is that a trend that you’ve seen accelerate this quarter? Or maybe decline relative to what you’ve seen?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Well, I’d say it’s just a — it’s kind of a consistent pattern over the last quarter or two where the buying pattern has changed. I’m sure you’ve read, like I have, that generally speaking inventories in most businesses are down. And that’s the trend in the banking business.

They’re using up more of their inventory of physical DIGIPASS tokens before they order more. And then when they do order, instead of giving us a 12-month PO, they give us what is equivalent to a three-month PO. It does not mean that their programs, their applications have stopped. It’s just a different buying pattern, Daniel.

Daniel Ives - FBR - Analyst

Okay. That’s it. Thanks, guys.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Sure.

Operator

Our next question comes from the line of Fred Ziegel with Mackinac Research.

Fred Ziegel - Mackinac Research - Analyst

Hi, guys.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Hi, Fred.

Cliff Bown - VASCO Data Security International - EVP, CFO

Hi, Fred.

Fred Ziegel - Mackinac Research - Analyst

As a follow-on to that, what’s the gross margin implication of the banks going to smaller, more frequent ordering? On the one hand, I would think you’re able to probably price it higher and — or otherwise less of a discount. On the other hand, you’ve got probably a less efficient manufacturing schedule. So, when you sort of wash all that together, what’s the gross margin effect?

Cliff Bown - VASCO Data Security International - EVP, CFO

Well, at a macro level, Fred, obviously the consolidated gross margin’s going to be affected more by the mix of the growth rate in enterprise security versus banking.

Fred Ziegel - Mackinac Research - Analyst

Right.

Cliff Bown - VASCO Data Security International - EVP, CFO

I think your question is more within the banking market. Are we seeing higher margins within banks? And I think our answer on that would be to the extent that the change in ordering is coming from our very large banks that have made generally large purchases in the past under volume purchase agreements. They’re already at a level where they’re continuing to receive the benefit of the lower price from those higher volumes.

At the current time, we’re not looking to change any of the existing contracts that we have with them to go back and re-price those. For those that are coming in on purchase orders, however, those don’t have the benefit of those larger volume purchase arrangements and those would be at higher prices.

Fred Ziegel - Mackinac Research - Analyst

Right. Can you say roughly of the banking revenues what percent might come from your, I guess traditionally five or 10 largest customers?

Cliff Bown - VASCO Data Security International - EVP, CFO

Well, when we talk about the top 10 customers in any given quarter, there are a few distributors in those numbers. But the top 10 customers that are producing revenue today, those percentages continued to decline. In the first quarter of 2008, our top 10 contributed 47% of our revenue. The top 10 in the first quarter of this year was 43% of our revenue. And in that top 10 there are a couple that are distributors that servicing our private security market.

Fred Ziegel - Mackinac Research - Analyst

Okay. And a quick question for Jan. What are you seeing in terms of the mobile authentication market?

Jan Valcke - VASCO Data Security International - President, COO

We see that in fact of course, the mobile authentication — or let’s say the mobile telephone Blackberry (inaudible) are of course perfect platforms to install authentication on it. There is of course, technically speaking, and let’s say more deployment speaking, that’s right to our deployment speaking, there are some problems today to large deployments.

You can imagine if you have a, let’s say a million of customers you want to secure and to date the only technology that is really available is downloading applets — Java applets on that mobile telephone. And that is, of course, a bottleneck in deployment.

So, we see an interest, but we don’t see that de-automated authentication platform today. It’s rather mixed. What do I mean by that is they go with traditional DIGIPASSs and one of the traditional DIGIPASSs they are using is a Java applet on mobile platform. And they left the choice to the customer. That is the today situation. Of course, technology evolves, technology goes further on and that mobile platform will be more and more popular to do also authentication.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Fred, I might add that our attitude, as you know, is one of trying to provide the customer, our customer, what they want to use or what they perceive as the best product to use. We have over 50 products; all delivered on the same platform, VACMAN controllers. So, I guess to some degree you could describe us agnostic in terms of the product that a customer chooses. Our goal is to be there and be their best partner, and to provide what they want. And that’s why we have so many different product choices. Hardware/software combinations.

Fred Ziegel - Mackinac Research - Analyst

Okay. Thanks.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Sure.

Operator

Our next question comes from the line of Joe Maxa with Dougherty & Company.

Joe Maxa - Dougherty & Company - Analyst

Thank you. Ken, just looking at the backlog coming down and the orders being smaller, is it reasonable to assume that Q2 could be lower than Q1? I know you’re not giving guidance, but I just want to get a flavor maybe.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Well, when we say that the orders are coming down, please understand that I think the pace of business is still positive. The nature of the orders — the consumption is still positive. I don’t think that the banks are consuming any less, but recall what I said. The banks, like many industries, are using up their inventory down to a level that in the past they didn’t do. And so, the orders are coming in chunks instead of a commitment for a year.

So, I guess I can cautiously say no, I don’t see a decline in the business overall at a macro level.

Cliff Bown - VASCO Data Security International - EVP, CFO

Yes, Joe, this is Cliff. Also, from our seasonality or trend point of view historically, Q1 has been depressed for a number of reasons. Q2’s been a much stronger quarter. Part of that comparison in Q1 you’ve got the fact that we’re coming off the holidays, you’ve got the Chinese New Year where production is shut down. So, there’s a number of issues where people are starting up their year. There’s issues with us being able to produce as much product as we could possibly ship during Q1. So, our history has been that Q2 is stronger than Q1 for many of those reasons.

Joe Maxa - Dougherty & Company - Analyst

Okay, that’s helpful. Is the margin — do you think with your change in product mix that it’s sustainable in that 70% range?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Well, it’s always a mix of business. As we’ve gone from all hardware revenue, in other words, selling the hard tokens, the DIGIPASS hard tokens six or seven years ago. And now that mix is more like 75% hard revenue and 25% or so non-hardware revenue. The national trend, because we’re selling software and we’re selling non-hardware services and things like that, the trend would be not only to sustain but perhaps even grow or increase.

But it all boils down to a mix of businesses. We sell more enterprise customers. We’re selling those in smaller quantities with very, very high gross margins. The — and we’ve reported in the past when we sell the card readers in great quantities, those have a negative impact on our gross margin. They’re still good gross margins, but it’s a trend down instead of up.

I’d say generally speaking our direction is to continue to increase the non-hardware revenue and in many cases opportunities that in the past we didn’t have. And that’s going to have a positive impact on gross margin.

Joe Maxa - Dougherty & Company - Analyst

Okay. The — just the gaming vertical, do you include that in the enterprise security space?

Ken Hunt - VASCO Data Security International - Chairman, CEO

We do.

Joe Maxa - Dougherty & Company - Analyst

Okay. So, if that’s in volumes, would we assume — would that be more of a gross margin similar to your banking gross margin?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Yes, that’s a very good question. And you are absolutely right. They are — the idea is for them to consume, almost like a retail bank, to consume large numbers. And so, when they’re consuming or buying large numbers they get a lower price and that would materialize and lower gross margins. But we also have growth with the small and medium businesses through our growing reseller channel. That has a positive impact on gross margins.

Cliff Bown - VASCO Data Security International - EVP, CFO

And Joe, on the gross margin issue, if you go back and look at each quarter of last year, we had a range of 65% to 72%. The quarter that we had 65% you may recall that we had a sizeable one-time write-off related to an investment in a project. And adjusted for that, the margin in that quarter would have been closer to 68% to 69%. So, we’ve got a history now of five consecutive quarters at 68% to 72% margins. And as Ken mentioned, our strategies are such that we would expect those to continue.

Joe Maxa - Dougherty & Company - Analyst

Okay, thank you very much.

Ken Hunt - VASCO Data Security International - Chairman, CEO

You’re welcome.

Operator

(Operator instructions) Our next question comes from the line of Marc Balcer with Bluefin.

Marc Balcer - Bluefin - Analyst

Morning. Thanks for your time. I’m afraid I’m going to beat the gross margin question to death. But I think basically from what you’ve said the majority of the gross margin increase was from the better enterprise mix. This might be fuzzy math, but I’m taking kind of a 500 basis points increase in the enterprise mix and saying that’s 25% to 30% higher margin. So, 150 or more basis points could be attributed to that. And so, that the lower, non-production cost just seems like it’s a relatively small impact.

Cliff Bown - VASCO Data Security International - EVP, CFO

... general, Marc, that’s correct. The non-production costs reflect different methods of shipment, whether it comes by sea versus air. With our customers ordering smaller quantities, generally they want things on a shorter timeframe basis, so we end up with more airfreight kind of charges, which are higher. Other non-product related are customizations, it’s molds for the new products, it’s molds just for the quantities, and so forth. So, we have a number of those kinds of things, but on a macro level, your observation is correct.

Marc Balcer - Bluefin - Analyst

Great. And I think you’ve discussed this. With respect to the smaller, more frequent orders, are you mostly referring to existing customers? Or is it also applied to a new customer?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Well, the biggest impact are the existing customers. Customers that we’ve had as customers for a year, two years, five years, 10 years. And their buying patterns have also changed.

Marc Balcer - Bluefin - Analyst

Great. I don’t know how exactly you’d be able to evaluate it, but do you get any indication that the inventory levels are quite low at these customers? Because I guess I’d think if the orders are becoming smaller, if you had a whole bunch of inventory lying around, why would you even bother buying a couple months’ inventory? Has that told you anything about what their material levels are?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, do you have any visibility into some of our banking customers and their levels of inventory? And what the trend might be there?

Jan Valcke - VASCO Data Security International - President, COO

Yes, I’ve got very good visibility of the inventory of our customers. What I would like to say first of all is you need to understand it is the buying pattern that has changed. That means that we see at one hand an increase in orders but for smaller quantities. And the smaller quantities is for the immediate needs of those customers.

So, the right question is here can VASCO really produce fast enough as these buying patterns are changing? So, we have changed our working attitude there. We are forecasting very well. We are looking at those inventories and we will make sure that the customers or that the goods to the customers will be delivered on their (inaudible).

Marc Balcer - Bluefin - Analyst

Well, thanks for your time.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Sure, thanks, Marc.

Operator

Our next question comes from the line of Scott Zeller with Needham and Company.

Scott Zeller - Needham & Company - Analyst

Hi. Could you tell us if there was a 10% customer in the quarter?

Cliff Bown - VASCO Data Security International - EVP, CFO

There were not. None in the first quarter of 2009 and no 10% customers in the first quarter of 2008 either.

Scott Zeller - Needham & Company - Analyst

Okay. And on the previous commentary on cost containment, could you just clarify, does that mean absolute number of cost containment? Or does that mean contained as percentage — contained costs as a percentage of revenue?

Cliff Bown - VASCO Data Security International - EVP, CFO

I think within our context, Scott, it basically means shifting the cost to where we have priorities and managing our third party external costs. The point that I was trying to make in some of my prepared remarks was that we have increased substantially our investment in staff worldwide to put in place the infrastructure we need to support our current level of activity and expected future growth.

So, the average head count increase was 27%. So, when you strip away the effects of currency, you strip away the other things, our overall cost associated with people in sales and marketing, in R&D, and G&A have all increased. But what we’ve done is within those categories we have changed focus of some of the areas. So, there have been terminations in areas where people were not productive, but additions in other areas that would be of more interest to VASCO

We have also looked at all of our outside costs and we’ve had significant reductions in costs such as professional fees, and purchase services, and temporary agencies. And those kinds of things. So, we’re really sort of hunkering down, not growing our overall staff. The number at the end of December 31 was 310. The number of total staff at the end of this quarter is 309. But there has been a mix within the areas to reflect changes where we think we can be more productive, more efficient, more effective.

Scott Zeller - Needham & Company - Analyst

Okay. I hear what you’re saying. Is there a way that you can just more definitively say that (inaudible) the OpEx lines will trend up or down going forward?

Cliff Bown - VASCO Data Security International - EVP, CFO

I can’t say with any absolute certainty, because with our operations being primarily overseas, most of those expenses are going to vary with fluctuations in currency rates. In terms of our expectations of spending for incremental staff while cost containment’s in place, we don’t expect to have any substantial increase in head count. There is basically a head count freeze across VASCO. If a new position is to be hired, it has to be justified based on the new opportunity that is there.

So, our — internally we don’t believe that on a constant currency basis that our operating expenses would change substantially.

Scott Zeller - Needham & Company - Analyst

Um-hmm. And the last question is for Ken. If I remember correctly, the news we had after the December quarter, I believe you said that buying behavior was changing at that point. Can you tell — and I know we heard more about that today, but could you refresh us on when you saw the buying behavior change where people were breaking up orders to smaller sizes? Did that begin in the December quarter? Or even earlier perhaps?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Well, we certainly saw a freeze of the orders in the, I don’t know, late November, early December timeframe where if there were orders that we had an indication we had POs, and the customers decided that they wanted to delay the delivery of those orders into 2009.

Jan, did we see any indication of this new order pattern before that? In other words, instead of the 12-month POs, a shorter PO, a smaller PO? Did we see any of that earlier than late in the fourth quarter of last year?

Jan Valcke - VASCO Data Security International - President, COO

No, it was in the month of November that they saw it.

Scott Zeller - Needham & Company - Analyst

Okay. Thank you.

Operator

Our next question comes from the line of Rob Owens with Pacific Crest.

Rob Owens - Pacific Crest - Analyst

Hi guys. Given your commentary around deal size compression, would we be surprised either next quarter or throughout the remainder of the year to actually see some large deals or a 10% customer in the mix?

Cliff Bown - VASCO Data Security International - EVP, CFO

I’m not sure I understand the question, Rob. Are you saying that going forward is it possible that VASCO could have a 10% customer?

Rob Owens - Pacific Crest - Analyst

Yes, no, over the next couple of quarters would we be surprised to see a 10% customer reenter the mix? I’m just trying to get a sense of are there large deals out there? Or have a lot of those just been put on hold at this point?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, the question is do we have any large opportunities where — either a current customer or prospect — where if that opportunity were to happen that would end up being a 10% of our revenue for the quarter type of customer.

Jan Valcke - VASCO Data Security International - President, COO

That’s a very tough question. And (inaudible) in the existing customer base, and again we see a difference in this buying pattern, and I do not expect to see on a quarterly base a 10% customer coming in that existing customer base. It's always possible — on the other hand, it’s always possible that in new business, and again new business you can see new banking business, but also as you understand also our business mix is changing more and more. That in other markets, or even in banking markets, that we see a 10% — it is possible that we see a 10% customer coming in.

Now, having said that, is that a 10% customer on a yearly base? Or is a 10% customer on a quarterly base? I don’t know. I believe that today with this buying pattern we would rather see that on a yearly base.

Rob Owens - Pacific Crest - Analyst

Okay.

Cliff Bown - VASCO Data Security International - EVP, CFO

Rob, also apart from the buying pattern issue, I think VASCO’s worked very hard to increase the number of customers in its customer base. We’ve worked very hard to diversify our business risk away from 10% customers. So, I — based on the information I have, yes, we’re working on some large deals. Would I ever expect those large deals to be 10% in a quarter? They may be, but I think the probability going forward as VASCO continues to grow it’s customer base of any big customers hitting that level, especially on a consistent basis is getting less each quarter and each year.

Rob Owens - Pacific Crest - Analyst

Great. And then —

Ken Hunt - VASCO Data Security International - Chairman, CEO

Isn’t that interesting?

Rob Owens - Pacific Crest - Analyst

I think you gave us some top 10 numbers, but can you give us a sense of just how deal sizes have looked like on a year-over-year basis? How much compression are you actually seeing on an average basis?

Cliff Bown - VASCO Data Security International - EVP, CFO

Oh, I don’t have any data to give you that’s precise to that point. Because each of our customers have different dynamics. As we talked before we’re still a small enough business where each quarter will be lumpy and any statistics of that nature will vary substantially, period-to-period just based on which customer placed orders in that period.

Rob Owens - Pacific Crest - Analyst

Okay, thanks.

Operator

Our next question comes from the line of Brian Freed with Morgan Keegan.

Brian Freed - Morgan Keegan - Analyst

Hi, guys. Quick follow-up. Can you give us just the head count number if — remind us the end of December and as well the end of March? And secondly, you talked — you intimated a couple of times about production issues. Can you go into a little more color, what you’re seeing on the production side?

Cliff Bown - VASCO Data Security International - EVP, CFO

Well, in terms of head count, let me give you three data points, Brian. Our head count at the end of Q1 2009 is 309 people. At the end of 2008, December 31, 2008 it was 310 people. But at the end of the first quarter of 2008 it was 248 people. So, that’s where we’ve made the investment, as Jan pointed out in his prepared remarks about the substantial investment in hiring staff. We went from 248 to 309 people over the last 12 months.

Brian Freed - Morgan Keegan - Analyst

Okay, thanks.

Operator

Our next question comes from the line of Kathy Egbert with Jefferies.

Kathy Egbert - Jefferies & Company - Analyst

Did you want to finish answering that other question, Cliff?

Cliff Bown - VASCO Data Security International - EVP, CFO

Yes, Brian had a second question, I think.

Kathy Egbert - Jefferies & Company - Analyst

Yes. Do you want to answer it?

Cliff Bown - VASCO Data Security International - EVP, CFO

Well, remind me again what the question was because I thought it was more for Ken or Jan.

Kathy Egbert - Jefferies & Company - Analyst

I’m not sure. Maybe he can get back in. The question I was going to ask was at the outset of the call you give numbers on new customers for banking and for enterprise. And those numbers are pretty high. I’m just wondering how do you define a new customer? And also, what’s the size of these orders that these new customers put in? And what’s the churn rate? I’m just trying to get a sense, because the numbers seem very high relative to your run rate of revenue. Thanks.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, would you like to define a customer?

Jan Valcke - VASCO Data Security International - President, COO

Yes, a new customer, that’s very easy. It’s a customer that we have never sent an invoice. So, it’s really new, new. Yes. That’s the definition of a new customer.

Ken Hunt - VASCO Data Security International - Chairman, CEO

And a new customer could be a very small order, Katherine. Or it can be a large order. If it’s sold through a reseller channel, and the reseller is selling to a customer in Sydney, or in Mumbai, or wherever, when they sell a DIGIPASS Pack in whatever quantity, that is a new customer if they’re a first-time user, first-time invoice user.

Kathy Egbert - Jefferies & Company - Analyst

Okay. And can maybe (inaudible) trying to get the full, like the lifetime value of a customer. If they start out small, I mean and presumably many of these are pilots, do they just kind of drop out after the pilot or do they go on, stay a customer? What’s the churn rate?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, can you address that?

Jan Valcke - VASCO Data Security International - President, COO

Sure. Again the new customers, we need to make, of course, a difference between banks and what we call enterprise security customers. So, in the banks, again these orders can be small. It can be, I will not say a pilot, but they can be starting with a test — public test. Normally they start as test customers. And afterwards they go in larger deployments.

So, to as your question, when they start do they stay a customer? The answer is definitely yes they are. In the enterprise security the same thing except that it could be an order for a 200-people company and they order everything at once. And then there is besides maintenance and (inaudible) and so on, and some upgrades to do not so much follow-up business. Or it can be pilots that have a substantial increase in new business afterwards.

In enterprise security, you could make the difference between network security really. That’s a vertical where they secure — would access the secured network and what we call application security. Application security means you really — the business of a company, transactions with their customers. There we see, of course, a substantial increase after the pilots. Like for instance, in gaming.

Kathy Egbert - Jefferies & Company - Analyst

Okay, thanks, Jan.

Operator

(Operator instructions) We have a follow-up question from the line of Joe Maxa with Dougherty & Company.

Joe Maxa - Dougherty & Company - Analyst

Hi. Ken, just real quick on the M&A activity. You talked about potentials of — I guess you suggested you might do this if the opportunity was attractive. Are you talking small acquisitions or would you be looking for a larger one?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Historically we’ve always been interested in smaller acquisitions where there’s a technology that our customer base has told us that they would be interested in. And again, with our strategy of having many different products and solutions all delivered on VACAMAN controller, when we — on that one unique platform.

When we feel that there is a good opportunity with a new product or technology, what we do is we do a make versus buy. We have a couple of business development people that do nothing — or mainly they are looking at small companies around the world that have come up with a product concept, gotten funding, assembled an R&D team, built the product, and start selling it in their respective country. So, if we can match that product, that new technology with our customer base, that’s what we want to do.

And so, it’s a make versus buy. If we can buy a company, we call that a technology tuck-in. We acquire the company, assimilate the people into our organization and put the product into our channels. Into our banking channel and our reseller channels.

So, we are always interested in that kind of transaction. It’s typically a smaller transaction; it’s a cash transaction. It’s typically accretive fairly quickly. And we’re opportunists. We’re always looking for smaller acquisitions like that.

We have shied away from larger acquisitions. We just feel like the larger acquisitions are more treacherous and riskier. That doesn’t mean that we wouldn’t do a larger transaction, but it has not been our strategy in the past and probably not our strategy in the future.

Joe Maxa - Dougherty & Company - Analyst

Okay, thank you very much.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Sure.

Operator

We have a follow-up question from the line of Brian Freed with Morgan Keegan.

Ken Hunt - VASCO Data Security International - Chairman, CEO

You going to ask a question (inaudible)?

Brian Freed - Morgan Keegan - Analyst

Yes, that second part of my question. You’ve made a couple of references to some production issues. Can you give a little more clarity on them? And have you resolved whatever they are?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Well, the production issues are I think really more of a timing issue. Every year in the first quarter, there’s Chinese New Year. And the — all the factories literally shut down and all the employees go back to their homes for a two-week holiday or vacation. And so, we have the issues every single year, the challenge every single year of scheduling the manufacturing to meet the needs of the orders that we’ve received. So, that’s mainly the issue. It’s nothing new, it’s something that we face every year.

The other issue is because the banks primarily are waiting until the last moment and using up the inventory that they have, the other part of the pattern is that the banks wait until the last moment and give us an order. And then are asking for a fairly short turn around delivery time. And so, that’s a challenge. And we’re trying to work through that.

So, instead of giving us, I don’t know, six weeks, they want the delivery in four weeks. Or eight weeks, they want the delivery in four weeks. So, it is something we recognize, and it’s something that we plan for.

Is there any other issue, Jan, that you can think of in terms of —?

Jan Valcke - VASCO Data Security International - President, COO

No, well, let’s say a little bit, particularly this year, the Chinese manufacturers, one of the ways they’re reducing their costs is giving a longer holiday to their labor forces. The second thing is the Chinese New — holiday, the Chinese vacation, is the timing of that is very important for us. If it comes in January, it is less problematic than if it comes in February. So, there’s not a fixed date of this Chinese New Year. It’s every year a little bit different. And this year, it was in February.

Brian Freed - Morgan Keegan - Analyst

Okay, thanks.

Ken Hunt - VASCO Data Security International - Chairman, CEO

All right. Operator, we have time for one more question.

Operator

At this time there are no further questions. I would now like to turn the call back to you.

Ken Hunt - VASCO Data Security International - Chairman, CEO

All right. Well, very good. Well, at this time, we’ll conclude the call. I want to thank everybody for attending today. And I look forward to your participation in the Q2 2009 conference call. And as always, I want to thank the VASCO people around the world for their hard work and diligence. And we’ll talk to you in about 90 days. Good-bye everybody.

Operator

And that concludes today’s conference call. You may now disconnect.

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